EXHIBIT 99.1


FOR IMMEDIATE RELEASE
Contact:
Scott D. Kantor
Vice President, Finance
LeCroy Corporation
Tel:  845-425-2000


        LECROY REPORTS 20 PERCENT RISE IN SEQUENTIAL OPERATING INCOME AS
                    OPERATING MARGINS REACH 15-QUARTER HIGH

  Strong Demand for WaveRunner 6000 Fuels Third Consecutive Quarter of Greater
               than 20% Year on Year Order Growth; Company's Gross
                             Margins Increase to 58%


CHESTNUT RIDGE, NY, April 14, 2004 - LeCroy Corporation (NASDAQ: LCRY), a major supplier of high-performance digital oscilloscopes, today announced financial results for its third fiscal quarter ended March 31, 2004.

o Product orders increased 25.0 percent to $30.5 million compared with $24.3 million in the third quarter of fiscal 2003.

o Revenues rose 23.8 percent to $32.8 million from $26.5 million in the third quarter last year.

o Gross margin increased to 58.0 percent, compared with 56.7 percent in the third quarter last year.

o Operating income was $3.6 million, compared with operating income of $839,000 in the third quarter of fiscal 2003 and increased 20.0 percent sequentially from the $3.0 million reported in the second quarter of fiscal 2004.

o Net income was $2.4 million compared with net income of $522,000 one year ago.

o Income per diluted share applicable to common stockholders was $0.21 compared with $0.00 per diluted share one year ago.


COMMENTS ON THE THIRD QUARTER

"Steady growth in demand, a well-targeted product strategy and recent improvements in operating efficiency combined to offset historical seasonality and produce a tremendous third quarter for LeCroy," said President and Chief Executive Officer Tom Reslewic. "We posted our third consecutive quarter of better than 20 plus percent year-over-year order growth, gross margin rose to 58%, and operating margin was the highest it's been in nearly four years."


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LeCroy Reports Third-Quarter Financial Results/2

"A year ago we reported seeing signs that the demand environment was beginning to improve," said Reslewic. "Demand for LeCroy's products has increased steadily since then, and order growth and linearity remained excellent in the third quarter. It was a particularly strong quarter for our business in the Asia Pacific region, where orders were 34% higher than last year driven primarily by demand in China and Japan. Orders from US customers were up 23% from the third quarter last year, and European orders rose 17%."

"The WaveRunner 6000 series of oscilloscopes that we launched late in calendar 2003 has proven to be a resounding success," said Reslewic. "Deploying our high-end silicon germanium and MAUI technologies into this new low-end line was a move that has clearly resonated in our target market. It also has been successful from a profit perspective, as we were able to increase our gross margin during a quarter in which WaveRunner shipments comprised a greater percentage of total shipments than they have historically."

"We have been capitalizing on the improving demand environment by consistently launching great new products from the high end to the low end of the market," said Reslewic. "Customer response to the WaveRunner 6000 demonstrates once again that this strategy is working. In the third quarter, 86 percent of our orders were for products launched in the past 24 months. We recently announced the introduction of our WaveSurfer series of 200MHz to 500MHz oscilloscopes. WaveSurfer delivers class-leading features in a trend-setting form factor, and at the lowest price point LeCroy has ever offered. We plan to continue launching new products during the next several quarters."

"Our product strategy reflects the fact that global demand for personal digital capacity - whether for entertainment, information or communication - means stronger sales of devices that share, download and store huge amounts of data," said Reslewic. "Signal complexity has reached extraordinary levels as a result, and LeCroy's competency in WaveShape Analysis has positioned us to benefit from this trend."

"In the Computer/Semiconductor sector, for example, evolving serial data communications standards applications are producing greater demand for our Serial Data Analyzers," said Reslewic. "In the Data Storage market, orders for LeCroy products are being driven by the proliferation of hard disk drives in consumer devices like portable music players and set-top boxes. We are seeing similar growth in the Automotive sector, where digital processing and communication plays a more important role in each new generation of product."

NINE-MONTH RESULTS

For the nine months ended March 31, 2004, LeCroy reported revenues of $90.0 million and operating income of $8.6 million. For the nine months ended March 31, 2003, the Company reported revenues of $78.2 million and an operating loss of ($3.9) million, which included charges of $2.7 million for severance and $2.3 million for impaired intangible assets.

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LeCroy Reports Third-Quarter Financial Results/3


Net income for the nine months ended March 31, 2004, was $5.3 million, resulting in a ($0.22) loss per diluted share applicable to common stockholders after the $7.7 million premium paid to repurchase all outstanding shares of the Series A Redeemable Convertible Preferred Stock in the first quarter of 2004. For the nine months ended March 31, 2003, the Company reported a net loss of ($2.5) million, resulting in a ($0.39) loss per diluted share applicable to common stockholders after $1.6 million in charges for the Preferred Stock dividend and the accretion for the value of fully exercisable warrants.

BUSINESS OUTLOOK AND FINANCIAL GUIDANCE

"With positive trends in our markets and a thoroughly refreshed product line, LeCroy approaches fiscal 2005 with solid momentum," said Reslewic. "We have already begun to capitalize on these dynamics. As we announced last week, LeCroy was able to complete a follow-on offering of 1.5 million shares of common stock in a difficult market, of which 1.0 million shares were sold by major shareholder Value Act Capital providing liquidity for them, and $0.5 million shares were sold by LeCroy, adding $8 million, net in cash to our balance sheet. We intend to use $4 million of these net proceeds to retire the remaining bank debt.

"Operationally, we begin the fourth fiscal quarter with solid backlog, and we are looking forward to continued strength in orders," said Reslewic. "Given the operational streamlining that has reduced costs and improved our organizational performance, we expect to continue leveraging this excellent top-line scenario to produce solid margins and profitability. We expect LeCroy's fourth-quarter revenues to rise to approximately $34.5 million. In addition, we anticipate operating income of approximately $3.6 million, due to the seasonally higher level of operating expenses we historically experience in the fourth quarter."

CONFERENCE CALL INFORMATION

LeCroy Corporation will conduct a conference call to discuss the information contained in this news release today, Wednesday, April 14, 2004 at 10:00 a.m.
(ET). Investors who want to hear a webcast of the call should log onto www.lecroy.com and select "Investor Relations" at least 15 minutes prior to the broadcast. Investors should then follow the instructions provided to assure that the necessary audio applications are downloaded and installed. The call will be archived on the Investor Relations section of www.lecroy.com through April 30, 2004.

ABOUT LECROY CORPORATION
LeCroy Corporation makes advanced instruments for measuring and analyzing complex electronic signals. The Company's core products are high-performance oscilloscopes used by design engineers in the computer and semiconductor, data storage devices, automotive and industrial, and military and aerospace markets. LeCroy's 40-year heritage of technical innovation is the foundation for its recognized leadership in "WaveShape Analysis" -- capturing, viewing and measuring the high-speed signals that drive today's information and communications technologies. Targeting a growing billion-dollar global market, LeCroy meets a broad spectrum of customer needs with four families of oscilloscopes, and distributes these products through a worldwide direct sales organization. LeCroy is headquartered in Chestnut Ridge, New York, and Company information is available at www.lecroy.com.

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LeCroy Reports Third-Quarter Financial Results/4

SAFE HARBOR

This release contains forward-looking statements pertaining to the Company's business outlook and financial guidance for the fourth quarter of fiscal 2004, the Company's intent and ability to retire the remaining bank debt, the Company's ability to launch new products successfully, including the WaveSurfer product line, the Company's ability to increase market share and increase its addressable market, and increase its expenditures for research and development and sales and marketing, as well as other estimates relating to future operations. All such forward-looking statements are only estimates of future results, and there can be no assurance that actual results will not materially differ from expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, volume and timing of orders received, changes in the mix of products sold, competitive pricing pressure, the Company's ability to anticipate changes in the market, the availability and timing of funding for the Company's current products, the development of future products and the Company's ability to use intellectual property and protect its patent portfolio. LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Further information on potential factors that could affect LeCroy Corporation's business is described in the Company's reports on file with the SEC.


CONDENSED FINANCIAL INFORMATION FOLLOWS . . .




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LeCroy Reports Third-Quarter Financial Results/5


                               LeCROY CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

--------------------------------------------------------------------------------------------------------------------------
                                                                   Three months ended               Nine months ended
                                                                        March 31,                        March 31,
In thousands, except per share data                               2004            2003            2004            2003
--------------------------------------------------------------------------------------------------------------------------
                                                              (Unaudited)      (Unaudited)     (Unaudited)     (Unaudited)
Revenues:
    Digital oscilloscopes and related products                  $  29,968       $  21,009        $ 81,592        $ 67,864
    Service and other                                               2,862           5,527           8,428          10,300
                                                               ----------      ----------       ---------       ---------
         Total revenues                                            32,830          26,536          90,020          78,164

Cost of sales                                                      13,794          11,478          38,448          38,875
                                                               ----------      ----------       ---------       ---------
         Gross profit                                              19,036          15,058          51,572          39,289

Operating expenses:
    Selling, general and administrative                            11,319           9,552          31,411          29,605
    Research and development                                        4,120           4,667          11,585          13,537
                                                               ----------      ----------       ---------       ---------
         Total operating expenses                                  15,439          14,219          42,996          43,142

Operating income (loss)                                             3,597             839           8,576          (3,853)

    Other income (expense), net                                       147             (10)            (95)           (161)
                                                               ----------      ----------       ---------       ---------
Income (loss) before income taxes                                   3,744             829           8,481          (4,014)
    Provision for (benefit from) income taxes                       1,385             307           3,138          (1,485)
                                                               ----------      ----------       ---------       ---------
Net income (loss)                                                   2,359             522           5,343          (2,529)

Charges related to convertible preferred stock                          -             518               -           1,550
Redemption of convertible preferred stock                               -               -           7,665               -
                                                               ----------      ----------       ---------       ---------
Net income (loss) applicable to common stockholders             $   2,359       $       4        $ (2,322)       $ (4,079)
                                                               ==========      ==========       =========       =========

Income (loss) per common share
 applicable to common stockholders:
              Basic                                             $    0.22       $       -        $  (0.22)       $  (0.39)
              Diluted                                           $    0.21       $       -        $  (0.22)       $  (0.39)

Weighted average number of common shares:
              Basic                                                10,721          10,384          10,545          10,337
              Diluted                                              11,271          10,404          10,545          10,337


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LeCroy Reports Third-Quarter Financial Results/6


                               LeCROY CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS


----------------------------------------------------------------------------------------------------------------
                                                                       March 31,                 June 30,
In thousands                                                              2004                     2003
----------------------------------------------------------------------------------------------------------------
                                                                      (Unaudited)

                             ASSETS
Current assets:
         Cash and cash equivalents                                 $            24,951      $            30,851
         Accounts receivable, net                                               24,313                   20,523
         Inventories, net                                                       22,132                   24,720
         Other current assets                                                   11,749                   10,012
                                                                  ---------------------    ---------------------
                  Total current assets                                          83,145                   86,106

Property and equipment, net                                                     19,624                   20,021
Other assets                                                                    13,462                   16,025
                                                                  ---------------------    ---------------------

TOTAL ASSETS                                                       $           116,231      $           122,152
                                                                  =====================    =====================

              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
         Short-term debt and current portion of long-term debt     $             4,101      $                94
         Accounts payable                                                       11,477                   10,937
         Accrued expenses and other liabilities                                 13,081                   12,244
                                                                  ---------------------    ---------------------
                  Total current liabilities                                     28,659                   23,275

Deferred revenue and other non-current liabilities                               2,008                    3,028
                                                                  ---------------------    ---------------------
                  Total liabilities                                             30,667                   26,303

Redeemable convertible preferred stock                                               -                   15,335

Stockholders' equity                                                            85,564                   80,514
                                                                  ---------------------    ---------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $           116,231      $           122,152
                                                                  =====================    =====================